
                                                                      Rule 424B2
                                                      Registration No. 333-59228

             PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED MAY 4, 2001

                                2,650,000 Shares

                     [SYBRON DENTAL SPECIALTIES, INC. LOGO]

                        SYBRON DENTAL SPECIALTIES, INC.

                                  Common Stock
                               ------------------

     We are selling to the underwriter 2,650,000 shares of common stock at a price of $19.00 per share.

     The underwriter proposes to offer the 2,650,000 shares of common stock from time to time for sale in negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Our common stock is listed on The New York Stock Exchange under the symbol
"SYD." The last reported sale price on June 5, 2001 was $21.12 per share.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS" ON PAGE
S-4.

     Delivery of the shares of common stock will be made on or about June 8, 2001.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.
Any representation to the contrary is a criminal offense.

                           CREDIT SUISSE FIRST BOSTON

            The date of this prospectus supplement is June 5, 2001.
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                               TABLE OF CONTENTS

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                             PROSPECTUS SUPPLEMENT

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
ABOUT THIS PROSPECTUS SUPPLEMENT......     i
SUMMARY...............................   S-1
RISK FACTORS..........................   S-4
FORWARD-LOOKING STATEMENTS............   S-8
USE OF PROCEEDS.......................   S-9
PRICE RANGE OF COMMON STOCK AND
  DIVIDEND POLICY.....................   S-9

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
UNDERWRITING..........................  S-10
NOTICE TO CANADIAN RESIDENTS..........  S-11
LEGAL MATTERS.........................  S-12
DOCUMENTS INCORPORATED BY REFERENCE...  S-12

                                   PROSPECTUS

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                                        PAGE
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
WHERE YOU CAN FIND MORE INFORMATION...    3
FORWARD-LOOKING STATEMENTS............    3
SYBRON DENTAL SPECIALTIES, INC........    4
USE OF PROCEEDS.......................    4
RATIO OF EARNINGS TO FIXED CHARGES....    5
DESCRIPTION OF DEBT SECURITIES........    5
DESCRIPTION OF PREFERRED STOCK........   12

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DESCRIPTION OF COMMON STOCK AND
  ASSOCIATED RIGHTS...................   13
BOOK-ENTRY ISSUANCE...................   17
PLAN OF DISTRIBUTION..................   18
LEGAL OPINIONS........................   20
EXPERTS...............................   20

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     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY
REFERENCE IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                               ------------------

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This document is in two parts. The first is this prospectus supplement, which describes the specific terms of this common stock offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

     If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

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                                    SUMMARY

     This summary highlights information about Sybron Dental Specialties, Inc. and the offering. Because this is a summary, it may not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus to which it relates. Unless the context requires otherwise, references to "SDS," the "Company," "we," "us" or "our" refer collectively to Sybron Dental Specialties, Inc. and its subsidiaries and their respective predecessors that, prior to the spin-off, comprised the dental business of Apogent Technologies Inc., which was formerly known as Sybron International Corporation. Our fiscal year ends September 30. All references to a particular year mean the fiscal year ended September 30 of that year, unless we indicate otherwise.

                        SYBRON DENTAL SPECIALTIES, INC.

INTRODUCTION

     We are a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection control.

     We operate under three business segments:

     - Professional Dental. We develop, manufacture, market, and distribute a comprehensive line of consumable products to the dental industry worldwide.

     - Orthodontics. We engineer, manufacture, market, and distribute a complete array of consumable orthodontic products and endodontic products used in root canal therapy.

     - Infection Control Products. We develop, manufacture, market, and distribute consumable infection prevention products to the dental and medical markets.

     We market our products in the United States and abroad under brand names such as Kerr(R), Belle(TM), Metrex(R), Ormco(R), "A" Company(R) Orthodontics, Pinnacle(R), Demetron(R), Analytic(TM), and AOA(R), which are well recognized in the dental, orthodontics, and infection control industries.

THE SPIN-OFF

     Prior to December 11, 2000, we were a wholly owned subsidiary of Sybron International Corporation, which is now known as Apogent Technologies Inc. On December 11, 2000, Sybron International spun off its dental business by a pro rata distribution to its shareholders of all of our outstanding common stock together with related preferred stock purchase rights. As a result of the spin-off, we became an independent, publicly traded company.

RECENT EVENTS

  Acquisition of Hawe Neos Holding S.A.

     On May 31, 2001 we acquired all of the capital stock of Hawe Neos Holding S.A. for approximately $45 million. A portion of the purchase price has been placed in escrow to secure the seller's indemnification obligations to us. We have agreed to indemnify the seller against tax liability which the seller might incur if we were to take future actions that would cause the acquisition to be treated as an indirect, partial or total liquidation of Hawe Neos under Swiss law. We have no intention of taking any such actions.

     Hawe Neos is a Swiss manufacturer and wholesaler of consumable dental products. Hawe Neos had net sales of approximately $16.8 million in calendar year 2000, based on the exchange rate between Swiss francs and U.S. dollars on May 23, 2001. Approximately 80% of its sales are concentrated in Europe, mainly in Switzerland, Germany, and Austria, and about 10% of its sales are in the United States.

                                       S-1
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     Hawe Neos' products fall into three main categories:

     - Prevention, which includes polishing brushes, polishing strips, prophy paste, prophy cups, and diamond polishing systems;

     - Restoration, which includes matrix bands used in restorative products and wedges used to separate teeth prior to placing the matrix bands; and

     - Pharmaceutical, which includes chlorhexidine based antimicrobial gels, chlorhexidine based antimicrobial rinses, and whitening toothpaste.

     Prevention products make up approximately 34% of Hawe Neos' sales, restoration products approximately 31% of sales, and pharmaceutical products approximately 35% of sales.

  Amendment to Credit Agreement

     We entered into a first amendment and consent to the credit agreement providing for the credit facilities with our senior lenders as of April 18, 2001. Among other things, the first amendment sets forth the lenders' consent to our acquisition of Hawe Neos Holding S.A. The first amendment also restricts our ability to complete other acquisitions during calendar year 2001 without the consent of the lenders.

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                                  THE OFFERING

Common stock offered................     2,650,000 shares

Common stock to be outstanding
following this offering.............     37,851,659 shares(1)

Use of proceeds.....................     We will use the net proceeds from the
                                         sale of common stock to repay short
                                         term borrowings incurred to finance our
                                         acquisition of Hawe Neos Holding S.A.
                                         and for general corporate purposes.

New York Stock Exchange symbol......     SYD

---------------

(1) The number of shares of common stock shown above to be outstanding after this offering is based on the number of shares outstanding on May 31, 2001, and excludes:

     - 5,175,951 shares of common stock issuable upon exercise of options granted under our stock option plans outstanding as of May 31, 2001 at a weighted average exercise price of $13.90 per share; and

     - 482,858 shares of common stock available for future grant under our stock option plans.

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                                  RISK FACTORS

     Before you invest in our common stock, you should be aware of various risks, including the risks described below. You should carefully consider these risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before you decide whether to purchase shares of our common stock.

RISKS RELATING TO OUR BUSINESS

WE ARE HIGHLY LEVERAGED AS A RESULT OF THE SPIN-OFF, AND WE MAY HAVE DIFFICULTY SERVICING OUR DEBT OR MAY BE ADVERSELY AFFECTED BY INCREASES IN INTEREST RATES.

     As of March 31, 2001, we had $367.7 million in total debt, and only $28.9 million in stockholders' equity. This level of indebtedness could have significant consequences, including:

     - limiting the cash flow available for working capital, capital expenditures, acquisitions, and other corporate purposes because a significant portion of our cash flow from operations must be dedicated to servicing our debt;

     - limiting our ability to obtain additional financing in the future for working capital or other purposes;

     - limiting our ability to create or permit liens or to pay cash dividends; and

     - limiting our flexibility to react to competitive or other changes in our industry, and to economic conditions generally.

     Our credit facilities are secured by substantially all of our domestic assets and a pledge of the stock of our material domestic and foreign subsidiaries. In addition, our credit facilities contain numerous restrictive operating and financial covenants, which could limit our operating flexibility. Our ability to pay or refinance our indebtedness will depend upon our future operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, and other factors beyond our control. At March 31, 2001, approximately $64.5 million of our indebtedness was incurred under our revolving credit facility. Increases in interest rates would adversely affect our cash flows and therefore our results of operations. In addition, the terms of any additional debt or equity financing that we may incur could restrict our operational flexibility and prevent us from pursuing business opportunities of value to our stockholders.

CHANGES IN INTERNATIONAL TRADE LAWS AND IN THE BUSINESS, POLITICAL AND REGULATORY ENVIRONMENT ABROAD COULD MATERIALLY ADVERSELY AFFECT OUR BUSINESS.

     Our foreign operations include manufacturing facilities in Canada, Switzerland, Italy, and Mexico. Accordingly, an event that has a material adverse impact on our foreign operations may materially adversely affect our operations as a whole. The business, regulatory and political environments in countries where we have operations differ from those in the United States and our foreign operations are exposed to a number of inherent risks, including, but not limited to:

     - changes in international trade laws, such as the North American Free Trade Agreement, or NAFTA, affecting our activities in Mexico and Canada;

     - changes in local labor laws and regulations affecting our ability to hire and retain local employees;

     - currency exchange restrictions and fluctuations in the value of foreign currency;

     - potentially adverse tax consequences;

     - longer payment cycles;

     - greater difficulties in accounts receivable collection;

     - political conditions in countries where we have operations;

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     - unexpected changes in the regulatory environment; and

     - changes in general economic conditions in countries, such as Italy and Mexico, that have historically been less stable than the United States.

     If any of the events described were to occur, it could have a material adverse effect on our business, financial condition and results of operations.

FUTURE EXCHANGE RATE FLUCTUATIONS OR INFLATION MAY ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     We manufacture many of our products, including those in our professional dental business segment, in our facilities in Canada, Mexico, Switzerland and Italy. These products are supported by our sales offices in Europe, Japan, Australia, South America and Mexico. In fiscal 2000, our foreign facilities' selling, general and administrative expenses represented approximately 29% of our consolidated selling, general and administrative expenses while our foreign sales represented approximately 39% of our combined net sales.

     We measure our financial position and results of operations from substantially all of our international operations, other than most U.S. export sales, using local currency of the countries in which we conduct such operations and then translate them into U.S. dollars. The reported income of our foreign subsidiaries will be impacted by a weakening or strengthening of the U.S. dollar in relation to a particular local currency. Our U.S. export sales may also be affected by foreign currency fluctuations relative to the value of the U.S. dollar as foreign customers may adjust their level of purchases according to the weakness or strength of their respective currencies versus the U.S. dollar. In addition, any future increases in the inflation rate in any country where we have operations may negatively affect our results of operations. To the extent these local currencies appreciate against the U.S. dollar, our business, financial condition and results of operations could be adversely affected.

     Our former parent in the past employed currency hedges on our behalf to mitigate the impact of foreign currency fluctuations. We may engage in such transactions in the future which may, as they have in the past, adversely affect our results of operations. As we expand our international presence, these risks may increase.

WE RELY HEAVILY UPON KEY DISTRIBUTORS, AND WE COULD LOSE SALES IF ANY OF THEM STOP DOING BUSINESS WITH US.

     In 2000, approximately 20% of our sales were made through our top five independent distributors. Mergers and consolidation of our distributors have temporarily slowed sales of our products in the past and may do so in the future. We believe that the loss of either Henry Schein, Inc. or Patterson Dental Co., the only distributors who account for more than 5% of our sales, could have a temporary material adverse effect on our results of operations or financial condition until we find alternative means to distribute our products.

WE ONLY HAVE A LIMITED HISTORY AS A STAND-ALONE ENTITY UPON WHICH YOU CAN BASE YOUR INVESTMENT DECISION.

     We were spun-off from Apogent in December 2000. As a result, we have limited history operating as a stand-alone entity and prospective investors have limited operating and financial data about us as a stand-alone entity upon which to base an evaluation of our performance and an investment in our common stock. We are also smaller and less diversified than was Apogent prior to the spin-off. Our future performance and cash flows will be subject to prevailing economic conditions in our markets and to financial, business and other factors affecting our business operations, including factors beyond our control.

WE ARE SUBJECT TO PRODUCT LIABILITY LITIGATION AND RELATED RISKS WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     Because many of our products are designed for use in and around a patient's mouth, and because many of these products contain chemicals, metals, and other materials, we are subject to claims and litigation brought by patients or dental professionals alleging harm caused by the use of or exposure to our
                                       S-5
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products. We may need to devote substantial amounts of time and attention to defending ourselves and may also be required to pay large amounts in settlement or upon judgment. Litigation could divert significant amounts of our management's time from other important matters. Our business could also be adversely affected by public perceptions about the safety of our products, whether or not any concerns are justified.

ACQUISITIONS HAVE BEEN AND CONTINUE TO BE AN IMPORTANT PART OF OUR GROWTH STRATEGY; FAILURE TO CONSUMMATE STRATEGIC ACQUISITIONS COULD LIMIT OUR GROWTH AND FAILURE TO SUCCESSFULLY INTEGRATE ACQUISITIONS COULD ADVERSELY IMPACT OUR RESULTS.

     Our business strategy includes continued growth through strategic acquisitions, which depends upon the availability of suitable acquisition candidates at reasonable prices and our ability to quickly resolve transitional challenges. Failure to consummate appropriate acquisitions would adversely impact our growth and failure to successfully integrate them would adversely affect our results. These challenges include integration of product lines, sales forces and manufacturing facilities and decisions regarding divestitures, cost reductions, and realizing other synergies. Also, these challenges involve risks of employee turnover, disruption in product cycles and the loss of sales momentum. We cannot be certain that we will successfully manage them in the future. Also, our credit facilities limit our ability to consummate acquisitions without the consent of our lenders.

IF WE ARE UNABLE TO SUCCESSFULLY MANAGE GROWTH AND RETAIN QUALIFIED PERSONNEL, WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY AND OUR REVENUES MAY DROP SIGNIFICANTLY.

     We intend to continue to expand our business over time into new geographic regions and additional products and services, subject to the sufficiency of our cash resources and our ability to comply with the covenants in our various debt instruments. Our future performance will depend, in large part, upon our ability to implement and manage our growth effectively. Our growth in the future will continue to place a significant strain on our administrative, operational, and financial resources. We anticipate that, if we are successful in expanding our business, we will be required to recruit and hire a substantial number of new managerial, finance, accounting, and support personnel. Failure to retain and attract additional management personnel who can manage our growth effectively would have a material adverse effect on our performance. To manage our growth successfully, we will also have to continue to improve and upgrade operational, financial and accounting systems, controls and infrastructure as well as expand, train and manage our employees. Our failure to manage the future expansion of our business could have a material adverse effect on our revenues and profitability.

     Our ability to hire and retain competent employees is also subject to a number of risks, including unionization of our non-union employees and changes in relationships with our unionized employees. In particular, many of our non-management employees in Europe are subject to national labor contracts, which are negotiated from time to time at the national level between the national labor union and employees' council. There is a risk of strikes or other labor disputes at our locations which are unionized or are subject to national contracts which could affect our operations.

OUR BUSINESS IS SUBJECT TO QUARTERLY VARIATIONS IN OPERATING RESULTS.

     Our business is subject to quarterly variations in operating results caused by a number of factors, including business and industry conditions, the timing of acquisitions, distribution chain issues, and other factors beyond our control. All these factors make it difficult to predict operating results for any particular period.

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RISKS RELATING TO OUR INDUSTRY

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY AND WE CANNOT BE CERTAIN THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY.

     Numerous competitors participate in our business segments, some of which have substantially greater financial and other resources than we do. Our principal competitors in the professional dental business segment include GC America, Inc., 3M Corporation, and Dentsply International Inc.; in the orthodontics business segment, we compete with companies such as American Orthodontics, GAC Orthodontics, a subsidiary of Dentsply, and Unitek, a subsidiary of 3M Corporation; and in the infection control products business segment, our principal competitors include Johnson and Johnson, Steris Corporation, and Ecolab, Inc. We may face increased competition from them in the future and we may not be able to achieve or maintain adequate market share or margins, or compete effectively, in any of our markets. Any of the foregoing factors could adversely affect our revenues and hinder our future expansion.

CERTAIN OF OUR PRODUCTS ARE SUBJECT TO REGULATION, AND OUR FAILURE TO OBTAIN OR MAINTAIN THE REQUIRED REGULATORY APPROVALS FOR THESE PRODUCTS COULD HINDER THEIR USE AND INCREASE OUR COSTS.

     Our ability to continue manufacturing and selling those of our products that are subject to regulation by the United States Food and Drug Administration or other domestic or foreign governments or agencies is subject to a number of risks, including the promulgation of stricter laws or regulations, reclassification of our products into categories subject to more stringent requirements, or the withdrawal of the approval needed to sell one or more of our products. The costs of complying with these regulations and the delays in receiving required regulatory approvals or the enactment of new adverse regulations or regulatory requirements may force us to cut back our operations, increase our costs, and hinder our growth.

RISKS RELATED TO THE SPIN-OFF

WE MAY BE REQUIRED TO SATISFY CERTAIN INDEMNIFICATION OBLIGATIONS TO APOGENT, OR MAY NOT BE ABLE TO COLLECT ON INDEMNIFICATION RIGHTS FROM APOGENT.

     Pursuant to the terms of the agreements executed in connection with our spin-off from Apogent , we and our U.S. subsidiaries, in general, indemnify Apogent and its subsidiaries and affiliates against liabilities, litigation and claims actually or allegedly arising out of the dental business, including discontinued operations relating to our business. Similarly, Apogent and its U.S. subsidiaries indemnify us and our subsidiaries and affiliates against liabilities, litigation and claims actually or allegedly arising out of Apogent's business, including discontinued operations related to the laboratory business, and other items not transferred to us. These indemnification obligations could be significant. The availability of these indemnities will depend upon the future financial strength of each of the companies. We cannot determine whether we will have substantial indemnification obligations to Apogent and its affiliates in the future. We also cannot assure you that, if Apogent has substantial indemnification obligations to us and our affiliates, Apogent will have the ability to satisfy those obligations.

WE COULD BE ADVERSELY AFFECTED IF THE SPIN-OFF IS NOT TAX FREE; WE HAVE AGREED TO INDEMNIFY APOGENT IF WE EXPERIENCE A CHANGE IN CONTROL THAT CAUSES THE SPIN-OFF TO BE TAXABLE.

     In connection with the spin-off, Apogent received rulings from the Internal Revenue Service that, for federal income tax purposes, the transactions undertaken in connection with the spin-off, and the spin-off itself, would be tax free to Apogent and its shareholders. These rulings are subject to the validity of factual representations made to the IRS and assumptions and conditions set out in the ruling request. In order to assure that the representations made in connection with the ruling request are true, we have agreed with Apogent to certain restrictions on future actions for a period of time following the spin-off. In particular, we have agreed to continue the active conduct of our historic business for a minimum of two years, and we have agreed not to issue stock, merge with another corporation, or dispose of our assets in a manner that would cause the spin-off to be treated as part of a plan pursuant to which one or more persons acquire a 50% or greater interest in our stock. We have agreed to indemnify Apogent if the spin-off is

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

treated as having been taxable by reason of any breach of these agreements. Our indemnification of Apogent for these liabilities may have a material adverse effect on our financial condition and results of operations.

RISKS RELATING TO THE OFFERED SECURITIES

WE CURRENTLY DO NOT INTEND TO PAY DIVIDENDS ON OUR COMMON STOCK.

     To date, we have not declared or paid any dividends on our common stock. We do not expect to pay cash dividends on our common stock in the foreseeable future. In addition, our credit facilities contain restrictions on our ability to pay dividends.

ANTI-TAKEOVER PROVISIONS AFFECTING US COULD PREVENT OR DELAY A CHANGE OF CONTROL THAT IS BENEFICIAL TO YOU.

     Provisions of our credit facilities and other agreements, including our rights agreement, and provisions of our charter documents, applicable Delaware law and applicable federal and state regulations may discourage, delay or prevent a merger or other change of control that shareholders may consider favorable. These provisions could:

     - have the effect of delaying, deferring or preventing a change in control of our company;

     - discourage bids for our securities at a premium over the market price;

     - adversely affect the market price of, and the voting and other rights of the holders of, our securities; or

     - impede the ability of the holders of our securities to change our management.

     The credit agreement providing for the credit facilities with our senior lenders prohibits us from entering into a change of control transaction. Under that agreement, the occurrence of a change in control constitutes an event of default, which would, in certain circumstances, permit the acceleration of the indebtedness outstanding under that agreement.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the documents incorporated in this prospectus supplement and the accompanying prospectus by reference contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "continue," "estimate," "expect," "goal," "objective," "outlook," "could," "intend," "may," "might," "plan," "potential," "predict," "should," or "will" or the negative of these terms or other comparable terminology signify forward-looking statements. You should read statements that contain these words carefully because they:

     - discuss our future expectations;

     - contain projections of our future results of operations or our financial conditions; or

     - state other forward-looking information.

     We believe it is important to communicate expectations to our investors. However, forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by any forward-looking statements. These factors include, among other things, those listed under "Risk Factors" and "Cautionary Factors" in this prospectus supplement and in our SEC filings incorporated by reference in this prospectus supplement and the accompanying prospectus. Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results.

     We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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                                USE OF PROCEEDS

     We estimate the net proceeds from the sale of the 2,650,000 shares of our common stock in this offering, after deducting estimated offering expenses, will be approximately $50 million. We expect to use approximately $45 million of the net proceeds from the offering to repay borrowings under our credit facilities with a weighted average interest rate of approximately 6.8% and maturing on various dates through July 5, 2001, which were incurred to finance our acquisition of Hawe Neos Holding S.A., and the balance for general corporate purposes.

     In anticipation of our acquisition of Hawe Neos and this offering, on April 18, 2001 we executed a first amendment and consent to our credit agreement with our senior lenders. The amendment sets forth our lenders' consent to our acquisition of Hawe Neos and allows us to finance the acquisition with the proceeds of our revolving credit facility.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Prior to the spin-off there was no public trading market for our stock. Beginning on November 28, 2000, our common stock began to trade on The New York Stock Exchange on a "when issued" basis under the symbol "SYD." "Regular way" trading began on December 12, 2000, the day after the spin-off was effected. The following table sets forth the range of high and low sales prices per share of common stock for each fiscal quarter from November 28, 2000.

                                                               HIGH     LOW
                                                              ------   ------
FISCAL 2001
First quarter (from November 28, 2000)......................  $17.81   $13.00
Second quarter..............................................  $22.25   $16.25
Third quarter (through June 5, 2001)........................  $21.95   $18.50

     On June 5, 2001, the closing sale price of our common stock, as reported by The New York Stock Exchange, was $21.12 per share.

     Since our inception, we have not paid any dividends on our common stock. Our credit agreement with our lenders contains numerous financial and operating covenants, including, among other things, restrictions on our ability and our subsidiaries' ability to pay dividends. Subject to such limitations, any future dividends will be at the discretion of our board of directors and will depend upon, among other factors, our earnings, financial condition and other requirements. We have no current intention to pay cash dividends on our common stock.

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                                  UNDERWRITING

     Under the terms and subject to the conditions contained in a terms agreement dated June 5, 2001, which incorporates by reference the underwriting agreement attached thereto to be filed as an exhibit to our registration statement on Form S-3 (No. 333-59228) (collectively, the "underwriting agreement"), we will sell to Credit Suisse First Boston Corporation, the underwriter, the 2,650,000 shares of common stock offered hereby.

     The underwriter will offer the 2,650,000 shares of common stock for sale from time to time in one or more transactions (which may include block transactions), in negotiated transactions or otherwise, or a combination of those methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The underwriter may do so by selling the shares of common stock to or through broker/dealers, who may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriter and/or the purchasers of the shares of common stock for whom they may act as agents. In connection with the sale of the shares of common stock, the underwriter may be deemed to have received compensation from us in the form of underwriting discounts, and the underwriter may also receive commissions from the purchasers of the shares of common stock for whom it may act as agent. The underwriter and any broker/dealers that participate with the underwriter in the distribution of the shares of common stock may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of the shares of common stock by them may be deemed to be underwriting discounts or commissions.

     The underwriter is purchasing the 2,650,000 shares of common stock from us at $19.00 per share (representing $50,350,000 aggregate proceeds to us, before we deduct our estimated out-of-pocket expenses of approximately $300,000). The underwriting agreement provides that the underwriter is obligated to purchase all the 2,650,000 shares of common stock if any are purchased.

     We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933 (the "Securities Act") or contribute to payments that the underwriter may be required to make in that respect.

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement, except for grants of, and issuances of shares pursuant to the exercise of, stock options under our director and employee stock option plans in effect on the date of this prospectus supplement.

     Our officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement.

     The shares of common stock have been approved for listing on The New York Stock Exchange subject to official notice of issuance, under the symbol "SYD".

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws, where required by law, that the purchaser is purchasing as principal and not as agent, and the purchaser has reviewed the text above under Resale Restrictions.

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities laws. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the shares of common stock offered by this prospectus supplement and the accompanying prospectus will be passed on for us by Quarles & Brady LLP, Milwaukee, Wisconsin. Certain legal matters relating to the common stock offered by this prospectus supplement and the accompanying prospectus will be passed on by Davis Polk & Wardwell, New York, New York, as counsel for the underwriter.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's Public reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can call the SEC at 1-800-732-0330 for further information about the Public reference Room.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Please refer to "Where You Can Find More Information" in the accompanying prospectus. At the date of this prospectus supplement, the documents specifically incorporated by reference in the prospectus and this prospectus supplement include, in addition to the documents listed under "Where You Can Find More Information" in the prospectus, our:

     - quarterly report on Form 10-Q for the quarter ended March 31, 2001; and

     - current report on Form 8-K dated as of May 31, 2001.

PROSPECTUS

                        SYBRON DENTAL SPECIALTIES, INC.

                                  $150,000,000

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

     We may, from time to time, offer and sell the securities described in this prospectus in one or more offerings up to a total dollar amount of $150,000,000.

     This prospectus provides you with a general description of the securities we may offer. Specific terms of these securities will be provided in supplements to this prospectus. Supplements to this prospectus also may add, update, or change information contained or incorporated in this prospectus.

     You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     Our common stock, together with the associated preferred stock purchase rights, is listed on the New York Stock Exchange under the symbol "SYD."

     This prospectus may not be used to complete sales of offered securities unless accompanied by a prospectus supplement. We urge you to read this prospectus and the prospectus supplement carefully before you make your investment decision.

                      ------------------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------

                  The date of this prospectus is May 4, 2001.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Where You Can Find More Information.........................    3
Forward-Looking Statements..................................    3
Sybron Dental Specialties, Inc..............................    4
Use of Proceeds.............................................    4
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    5
Description of Preferred Stock..............................   12
Description of Common Stock and Associated Rights...........   13
Book-entry Issuance.........................................   17
Plan of Distribution........................................   18
Legal Opinions..............................................   20
Experts.....................................................   20

                      ------------------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone else to provide you with different information.

     We are not making any offer of these securities in any state where the offer is not permitted.

     You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the document.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement of which this prospectus is a part, the exhibits filed with the registration statement and these other SEC filings are available to you at the SEC's Internet site at http://www.sec.gov. You may read and copy any filed document at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also inspect our SEC filings at the New York Stock Exchange, the exchange on which our common stock is listed, at 20 Broad Street, 7th Floor, New York, New York 10005.

     The SEC allows us to "incorporate by reference" information in documents that we file with them, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference into this prospectus:

     - the "Risk Factors" section in our registration statement on Form 10, as amended by amendment No. 2 on Form 10/A, declared effective by the SEC on November 9, 2000, the description of our common stock and the associated preferred stock purchase rights contained in that registration statement and any amendment or report filed for the purpose of updating that description;

     - our annual report on Form 10-K for the fiscal year ended September 30, 2000;

     - our quarterly report on Form 10-Q for the quarter ended December 31, 2000;

     -  our current report on Form 8-K dated as of December 8, 2000; and

     - any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities offered by this prospectus or terminate the offering.

     You may request copies of these filings at no cost, by writing or calling us at Sybron Dental Specialties, Inc., Attn: Investor Relations, 1717 West Collins Avenue, Orange, California 92867, telephone (714) 516-7400.

     We maintain an Internet web site at http://www.sybrondental.com. Our web site and information at that site, or connected to that site, is not incorporated into this prospectus, any prospectus supplement or the registration statement of which this prospectus is a part.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS CONTAINS AND INCORPORATES BY REFERENCE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. WORDS SUCH AS "ANTICIPATE," "BELIEVE," "CONTINUE," "ESTIMATE," "EXPECT," "GOAL," "OBJECTIVE," "OUTLOOK" AND SIMILAR EXPRESSIONS SIGNIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS ARE BASED UPON OUR EXPECTATIONS AT THE TIME WE MAKE THEM AND ARE SUBJECT TO RISKS AND UNCERTAINTIES, MANY OF WHICH ARE BEYOND OUR CONTROL, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN THE FORWARD-LOOKING STATEMENTS. IN ADDITION TO THE ASSUMPTIONS AND OTHER FACTORS REFERRED TO SPECIFICALLY IN CONNECTION WITH FORWARD-LOOKING STATEMENTS, FACTORS THAT COULD CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY INCLUDE THE FACTORS DESCRIBED UNDER THE CAPTIONS "CAUTIONARY FACTORS" OR "RISK FACTORS" IN OUR SEC FILINGS INCORPORATED BY REFERENCE INTO THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR INCLUDED UNDER THE CAPTION "RISK FACTORS" IN ANY PROSPECTUS SUPPLEMENT. THE RISKS AND UNCERTAINTIES SO IDENTIFIED ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY BELIEVE TO BE IMMATERIAL ALSO MAY ADVERSELY AFFECT US. SHOULD ANY RISKS AND UNCERTAINTIES DEVELOP INTO ACTUAL EVENTS, THESE DEVELOPMENTS COULD HAVE MATERIAL ADVERSE EFFECTS ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. FOR THESE REASONS, WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON OUR FORWARD-LOOKING STATEMENTS.

                        SYBRON DENTAL SPECIALTIES, INC.

     We are a leading manufacturer of value-added products for the dental and orthodontic professions and products for use in infection control.

     We operate three business segments:

     - Professional Dental. We develop, manufacture, market, and distribute a comprehensive line of consumable products to the dental industry worldwide.

     - Orthodontics. We engineer, manufacture, market, and distribute an array of consumable orthodontic products, and endodontic products used in root canal therapy, worldwide.

     - Infection Control Products. We develop, manufacture, market, and distribute consumable infection prevention products to the dental and medical markets.

     We market our products in the United States and abroad under brand names such as KERR(R), Belle(TM), Metrex(R), ORMCO(R) and "A" Company Orthodontics(R), PINNACLE(R), DEMETRON(R) and AOA(TM), which are well recognized in the dental, orthodontics and infection control industries.

     Prior to December 11, 2000, we were a wholly owned subsidiary of Sybron International Corporation, which is now known as Apogent Technologies Inc. On December 11, 2000, Sybron International spun off its dental business by a pro rata distribution to its shareholders of all of our outstanding common stock together with related preferred stock purchase rights. As a result of the spin-off, we became an independent, publicly traded company.

     Sybron Dental Specialties, Inc. was incorporated in Delaware on July 17, 2000, to effect the spin-off referred to above. Our principal executive offices are located at 1717 West Collins Avenue, Orange, California 92867; telephone
(714) 516-7400.

     When we use the terms "SDS", "we" or "our" in this prospectus, unless the context requires otherwise, we are referring to Sybron Dental Specialties, Inc. and its subsidiaries and their respective predecessors that, prior to the spin-off, comprised Sybron International's dental business. Our fiscal year ends September 30. All references to a particular year mean the fiscal year ended September 30 of that year, unless we indicate otherwise.

                                USE OF PROCEEDS

     Unless we state otherwise in any prospectus supplement, we expect to use substantially all of the net proceeds from the sale of the securities offered by this prospectus:

     -  to repay or retire outstanding indebtedness;

     -  to add to our working capital;

     -  to finance future acquisitions of other entities or their assets; and

     -  for other general corporate purposes.

     If we intend to use the proceeds to repay outstanding debt, we will provide details about the particular debt that is being repaid.

     We may temporarily invest any proceeds that are not immediately applied in U.S. government or agency obligations, commercial paper, bank certificates of deposit, or repurchase agreements collateralized by U.S. government or agency obligations, or we may deposit the proceeds with banks.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated:

                                                 YEAR ENDED SEPTEMBER 30,          THREE MONTHS
                                             --------------------------------   ENDED DECEMBER 31,
                                             1996   1997   1998   1999   2000          2000
                                             ----   ----   ----   ----   ----   ------------------
Ratio of earnings to fixed charges.........  4.28   4.04   3.18   5.25   3.53          2.60

     For the purpose of calculating the ratio of earnings to fixed charges in 1997, 1998, 1999, 2000 and the three months ended December 31, 2000, "earnings" consists of income before income taxes and extraordinary item, and fixed charges. "Fixed charges" consists of interest expense, amortization of deferred financing fees and an estimate of interest within rental expense, deemed by us to be 30%.

     Until 1997, income tax expense and interest expense were recorded only at the level of our corporate parent at that time, Sybron International. For the purpose of calculating the ratio of earnings to fixed charges in 1996, "earnings" consists of net income plus income taxes of 43%, Sybron International's effective tax rate in 1996, and fixed charges. "Fixed charges" in 1996 consists of an allocation of interest expense from Sybron International, amortization of deferred financing fees and an estimate of interest within rental expense, deemed by us to be 30%. The allocation of interest expense for 1996 was calculated using 35.88% of the total interest expense for Sybron International, which is the average historic percentage for 1997-2000.

     As we did not pay any preferred stock dividends during the periods indicated above, the ratio of combined fixed charges and preference dividends to earnings is the same as the ratio of earnings to fixed charges.

     Our ratios of earnings to fixed charges for the periods presented above are not necessarily representative of what our ratios would have been had we operated as a separate, stand-alone entity throughout these periods because some functions were historically performed by Sybron International's headquarters, such as legal, tax, treasury, reporting and insurance, and allocated to us. As a separate, stand-alone entity after the spin-off, we will have to duplicate these functions and we will incur other incremental costs of operating as an independent, publicly traded company. Consequently, we may incur greater or lower selling, general and administrative expenses in connection with operating as a stand-alone company than those allocated to us by Sybron International. In addition, as a result of the spin-off, we incurred additional borrowings under our credit facility in an amount greater than our historical indebtedness and at a higher rate of interest. Accordingly, our interest charges are expected to be greater than those previously incurred.

                         DESCRIPTION OF DEBT SECURITIES

     We may issue debt securities in one or more distinct series. We describe in this section the general terms that will apply to any particular series of debt securities that we may offer by this prospectus and an applicable prospectus supplement in the future. When we issue a particular series, we will describe in the prospectus supplement that relates to the series the specific terms of the securities and the extent to which the general terms described in this section apply to the securities of that series. Most of the financial terms and other specific terms of any series of debt securities that we offer will be described in a prospectus supplement. Since the terms of specific debt securities may differ from the general information we have provided below, you should rely on information in the prospectus supplement that differs from the information below.

     We will issue the debt securities under an indenture, the form of which is included as an exhibit to the registration statement of which this prospectus is a part. In the discussion that follows, we summarize particular provisions of the indenture and include, where appropriate, the relevant section numbers of the indenture in parentheses. Because this section is a summary, it does not describe every aspect of the debt securities and the indenture that may be important to you. We encourage you to read the indenture for a more complete understanding of the provisions we describe. See "Where You Can Find More Information" for information on how to obtain a copy of the indenture.

     The debt securities will be issued in one or more series under the indenture pursuant to securities resolutions (which, as defined in the indenture, may be in the form of a resolution or a supplemental indenture) authorizing the particular series. For a description of the terms of any series of debt securities, you should review both the prospectus supplement relating to that series and the description of the debt securities set forth in this prospectus before making an investment decision.

     The aggregate principal amount of securities that we may issue under the indenture is unlimited. (Section 2.01) The securities will be our direct unsecured general obligations.

GENERAL

     The indenture does not significantly limit our operations. In particular, it does not:

     - limit the amount of debt securities that we can issue under the indenture;

     - limit the number of series of debt securities that we can issue from time to time;

     -  restrict the total amount of debt that we or our subsidiaries may incur;
        or

     - contain any covenant or other provision that is specifically intended to afford any holder of the debt securities special protection in the event of highly leveraged transactions or any other transactions resulting in a decline in our ratings or credit quality.

     As of the date of this prospectus, there are no debt securities outstanding under the indenture. The ranking of a series of debt securities with respect to all of our indebtedness will be established by the securities resolution creating the series.

     Although the indenture permits the issuance of debt securities in other forms or currencies, the debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

TERMS

     A prospectus supplement and the securities resolution relating to the offering of any series of debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

     - the designation, aggregate principal amount, currency or composite currency and denominations of the debt securities;

     - the price at which the debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

     - the maturity date and other dates, if any, on which the principal of the debt securities will be payable;

     - the interest rate or rates, if any, or method of calculating the interest rate or rates which the debt securities will bear;

     - the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

     -  the manner of paying principal and interest on the debt securities;

     -  the place or places where principal and interest will be payable;

     - the terms of any mandatory or optional redemption of the debt securities by us, including any sinking fund;

     -  the terms of any conversion or exchange right;

     -  the terms of any redemption of debt securities at the option of holders;

     -  any tax indemnity provisions;

     - if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining such payments;

     - the portion of principal payable upon acceleration of any discounted debt security, as described below;

     - whether and upon what terms debt securities may be defeased, which means that we would be discharged from our obligations by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the debt securities of the series;

     - whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

     - provisions for electronic issuance of debt securities or for debt securities in uncertificated form;

     - the ranking of the debt securities, including the relative degree, if any, to which the debt securities of such series are subordinated to one or more other series of debt securities in right of payment, whether outstanding or not;

     - any provisions relating to extending or shortening the date on which the principal and premium, if any, of the debt securities of the series is payable;

     -  any provisions relating to the deferral of payment of any interest; and

     - any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the debt securities. (Section 2.01)

     We may issue debt securities of any series as registered debt securities or uncertificated debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Sections 2.01 and 2.11)

     A holder of registered debt securities may request registration of a transfer upon surrender of the debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.06)

     We may issue debt securities under the indenture as discounted debt securities to be offered and sold at a substantial discount from the principal amount of those debt securities. Special United States federal income tax and other considerations applicable to discounted debt securities will be described in the related prospectus supplement. A discounted debt security is a debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Section 1.01)

CONVERSION AND EXCHANGE

     The terms, if any, on which debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

CERTAIN COVENANTS

     Any restrictive covenants which may apply to a particular series of debt securities will be described in the related prospectus supplement.

RANKING

     Unless stated otherwise in a prospectus supplement, the debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The debt securities will not be secured by any properties or assets and will represent unsecured debt. The indenture does not limit us or our subsidiaries if we decide to issue additional debt.

     Debt securities of a series may be subordinated to senior indebtedness, as defined below, to the extent set forth in a prospectus supplement. Subordinated debt securities will be subordinate in right of payment, to the extent and in the manner set forth in the indenture and a prospectus supplement, to the prior payment of all of our indebtedness that is designated as "senior indebtedness" with respect to the series. Senior indebtedness is defined generally to include all notes or other evidences of indebtedness for money borrowed by us, including guarantees, not expressed to be subordinate or junior in right of payment to any of our other indebtedness.

SUCCESSOR OBLIGOR

     The indenture provides that, unless otherwise specified in the securities resolution establishing a series of debt securities, we will not consolidate with or merge into, or transfer all or substantially all of our assets to, another unrelated company, unless:

     - that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

     - that company assumes by supplemental indenture all of our obligations under the indenture, the debt securities and any coupons; and

     -  immediately after the transaction no default exists under the indenture.

     The successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

EXCHANGE OF DEBT SECURITIES

     Registered debt securities may be exchanged for an equal principal amount of registered debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Section 2.06)

DEFAULTS AND REMEDIES

     Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of debt securities will occur if:

     - we default in any payment of interest on any debt securities of that series when the payment becomes due and payable and the default continues for a period of 30 days;

     - we default in the payment of the principal and premium, if any, of any debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

     - we default in the payment or satisfaction of any sinking fund obligation with respect to any debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 30 days;

     - we default in the performance of any other agreements applicable to the series and the default continues for 60 days after the notice specified below;

     -  pursuant to or within the meaning of any Bankruptcy Law, we:

       -- commence a voluntary case,

       -- consent to the entry of an order for relief against us in an involuntary case,

       -- consent to the appointment of a custodian for us or for all or substantially all of our property, or

       -- make a general assignment for the benefit of our creditors;

     - a court of competent jurisdiction enters an order or decree against us under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

       -- is for relief in an involuntary case,

       -- appoints a custodian for us or for all or substantially all of our property, or

       -- orders us to liquidate, or

     - there occurs any other event of default provided for in such series. (Section 6.01)

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "Custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

     If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or (except as provided in the next sentence) the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the debt securities of the series to be due and payable immediately. Discounted debt securities may provide that the amount of principal due upon acceleration is less than the stated principal amount.

     The holders of a majority in principal amount of a series of debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 6.02)

     If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

     A holder of a series of securities may pursue a remedy with respect to the series only if:

     - the holder gives the trustee notice of a continuing event of default on the series;

     - the holders of at least 25% in principal amount of the series make a request to the trustee to pursue the remedy;

     - those holders offer the trustee indemnity satisfactory to the trustee against any loss, liability or expense;

     - the trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

     - during that 60-day period, the holders of a majority in principal amount of the series do not give the trustee a direction inconsistent with the request to pursue the remedy. (Section 6.06)

     The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section 7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

     The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including any other series of debt securities, would not constitute an event of default under the indenture. A securities resolution may provide for a cross-default provision; in that case the prospectus supplement will describe the terms of that provision.

AMENDMENTS AND WAIVERS

     The indenture and the debt securities may be amended, and any default may be waived. Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe the revised provision, we and the trustee may amend the debt securities and the indenture with the written consent of the holders of a majority in principal amount of the debt securities of all series affected voting as one class. (Section 10.02)

     However, without the consent of each debt security holder affected, no amendment or waiver may:

     - reduce the principal amount of debt securities whose holders must consent to an amendment or waiver;

     - reduce the interest on or change the time for payment of interest on any debt security (except an election to defer interest in accordance with any provisions for the deferral of interest contained in the applicable securities resolution);

     - change the fixed maturity of any debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

     - reduce the principal of any non-discounted debt security or reduce the amount of the principal of any discounted debt security that would be due on acceleration thereof;

     - change the currency in which the principal or interest on a debt security is payable;

     - make any change that materially adversely affects the right to convert or exchange any debt security; or

     - waive any default in payment of interest on or principal of a debt security. (Section 10.02)

     Without the consent of any debt security holder, we may amend the indenture or the debt securities:

     -  to cure any ambiguity, omission, defect, or inconsistency;

     - to provide for the assumption of our obligations to debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

     - to provide that specific provisions of the indenture shall not apply to a series of debt securities not previously issued;

     -  to create a series of debt securities and establish its terms;

     - to provide for a separate trustee for one or more series of debt securities; or

     - to make any change that does not materially adversely affect the rights of any debt security holder. (Section 10.01)

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Debt securities of a series may be defeased (which means that certain of our obligations would no longer apply to them) at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

     To exercise either defeasance option as to a series of debt securities, we must:

     - irrevocably deposit in trust (the "defeasance trust") with the trustee or another trustee money or U.S. government obligations;

     - deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal and interest when due on all debt securities of the series to maturity or redemption, as the case may be; and

     - comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

U.S. government obligations are direct obligations of:

     -  the United States, or

     - an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States,

which, in either case,

     - have the full faith and credit of the United States of America pledged for payment, and

     -  are not callable at the issuer's option.

     This includes certificates representing an ownership interest in these obligations. (Section 8.02)

REGARDING THE TRUSTEE

     The prospectus supplement for particular debt securities will identify the trustee and registrar for those debt securities. Unless otherwise indicated in a prospectus supplement, the trustee will also act as transfer agent and paying agent with respect to the debt securities. (Section 2.03) We may remove the trustee with or without cause if we notify the trustee three months in advance and if no default occurs during the three-month period. (Section 7.07) The trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for us or our affiliates, and may otherwise deal with us or our affiliates, as if it were not the trustee.

                         DESCRIPTION OF PREFERRED STOCK

     Under our restated certificate of incorporation ("certificate of incorporation"), we may issue, in one or more series, up to 20,000,000 shares of preferred stock, $.01 par value per share, with the voting powers, redemption rights, dividend rights, rights upon dissolution or distribution of assets, conversion or exchange rights, designations, preferences and relative participating, optional or other special rights, if any, and the qualifications, limitations and restrictions as may be provided by resolution of the board of directors. No preferred stock has been issued as of May 4, 2001. Rights to purchase Series A Preferred Stock (the "rights") have been distributed to holders of our common stock under a rights agreement, as described below under "Description of Common Stock and Associated Rights," and 2,500,000 shares of Series A Preferred Stock have been designated and reserved for that purpose.

     This summary highlights selected information about the preferred stock that we may issue, and may not contain all of the information that is important to you. We encourage you to read our certificate of incorporation and the certificate of designation creating any particular series of preferred stock because they, and not this summary, define the rights of holders of preferred stock. We have filed our certificate of incorporation and the certificate of designation of the Series A Preferred Stock with the SEC, and we will file any certificate of designation creating additional series of preferred stock with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

     The specific terms of any preferred stock proposed to be sold under this prospectus and an attached prospectus supplement will be described in the prospectus supplement. The terms of the offered preferred stock may differ from the terms set forth below if so indicated in the prospectus supplement.

     Unless otherwise specified in the prospectus supplement relating to a particular series of preferred stock offered hereunder, each series of preferred stock will rank on a parity as to dividends and distribution of assets upon liquidation and in all other respects with all other series of preferred stock. The preferred stock will, when issued, be fully paid and nonassessable, and holders of preferred stock will have no preemptive rights.

     You should read the prospectus supplement for the terms of any series of preferred stock offered, including the following:

     -  the title and par value of the preferred stock;

     - the number of shares of the preferred stock offered, the liquidation preference per share (if any) and the offering price per share of the preferred stock;

     - the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculating such rates, periods or dates applicable to that series of preferred stock;

     - the date from which dividends on the preferred stock will accumulate, if applicable;

     -  the liquidation rights of the preferred stock;

     - the procedures for auction or remarketing, if any, of the preferred stock;

     -  the sinking fund provisions, if applicable, for the preferred stock;

     -  the redemption provisions, if applicable, for the preferred stock;

     - whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period, or the method of determining these things;

     - whether the preferred stock will have voting rights and the terms of the voting rights, if any;

     -  whether the preferred stock will be listed on any securities exchange;

     - whether the preferred stock will be issued with any other securities and, if so, the amount and terms of these other securities; and

     - any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.

     The applicable prospectus supplement will also contain a discussion of the material United States federal income tax considerations relevant to the purchase and ownership of preferred stock offered by the prospectus supplement.

               DESCRIPTION OF COMMON STOCK AND ASSOCIATED RIGHTS

     This summary highlights selected information about our common stock and the associated rights, and may not contain all of the information that is important to you. Under our certificate of incorporation we are currently authorized to issue up to 250,000,000 shares of common stock, par value $.01 per share. We encourage you to read our certificate of incorporation and the rights agreement creating the rights because they, and not this summary, define the rights of holders of common stock and the associated rights. We have filed our certificate of incorporation and the rights agreement with the SEC. See "Where You Can Find More Information" for information on how to obtain copies of these documents.

COMMON STOCK

     Voting Rights. Each holder of common stock is entitled to one vote for each share held on all matters to be voted upon by stockholders. Holders of shares of common stock are not entitled to cumulate their votes in the election of directors. Directors are elected by a plurality of the votes cast. Generally, unless a different vote is required by the certificate of incorporation, the bylaws or Delaware law, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock present in person or represented by proxy at a meeting at which a quorum is present, subject to any voting rights granted to holders of then outstanding preferred stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to our certificate of incorporation must be approved by the affirmative vote of a majority of the outstanding shares of common stock, except that amendments of certain provisions of the certificate of incorporation and any amendments to the bylaws by the stockholders require a two-thirds vote, as described below.

     Dividends. Holders of common stock will share ratably in any dividend declared by the board of directors with respect to the common stock, subject to any preferential rights of any outstanding preferred stock.

     Liquidation and Dissolution. If SDS is liquidated or dissolved, the holders of the common stock will be entitled to share in the assets of SDS available for distribution to stockholders in proportion to the amount of common stock they own. The amount available for common stockholders is calculated after payment of liabilities. Holders of any preferred stock will receive their preferential share of the assets of SDS before the holders of the common stock receive any assets.

     Other Rights.  Holders of the common stock, as such, have no right to:

     -  convert the stock into any other security;

     -  have the stock redeemed; or

     - purchase additional stock or maintain their proportionate ownership interest.

     Transfer Agent and Registrar. EquiServe Trust Company, N.A., is the transfer agent and registrar for the common stock.

RIGHTS ASSOCIATED WITH THE COMMON STOCK

     As of December 11, 2000, our board of directors declared a dividend distribution of one right for each outstanding share of common stock. Each right entitles the registered holder to purchase from SDS a unit consisting of one one-hundredth of a share (a "Unit") of Series A Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), at a purchase price of $65 per Unit, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between SDS and EquiServe Trust Company, N.A., as rights agent, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part.

     As with most stockholder rights agreements, the terms of our rights agreement are complex and not easily summarized, particularly as they relate to the acquisition of our common stock and to exercisability of the rights. This summary may not contain all of the information that is important to you. Accordingly, if you want more complete information, you should read the form of rights agreement that is filed as an exhibit to the registration statement of which this prospectus is a part.

     The rights are attached to all common stock certificates representing outstanding shares, and no separate rights certificates have been distributed. The rights will separate from the common stock and be represented by separate certificates approximately 10 business days after someone acquires or commences a tender offer for 15% or more of the outstanding common stock.

     After the rights separate from the common stock, certificates representing the rights will be mailed to record holders of the common stock. Once distributed, the rights certificates alone will represent the rights.

     All shares of common stock issued prior to the date the rights separate from the common stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the common stock. The rights will expire on December 11, 2010, unless earlier redeemed or exchanged by SDS.

     The Series A Preferred Stock. Because of the nature of the dividend, liquidation and voting rights of the Series A Preferred Stock, the value of one one-hundredth interest in a share of Series A Preferred Stock purchasable upon exercise of each right should approximate the value of one share of SDS common stock. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share and an aggregate dividend of 100 times the dividend declared per share of SDS common stock. If there is a liquidation of SDS, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share. Each preferred share will have 100 votes and will vote together with the SDS common stock, except as otherwise provided in the rights agreement or by law. If there is any merger, consolidation or other transaction in which shares of SDS common stock are exchanged, each preferred share will be entitled to receive 100 times the amount received per share of SDS common stock. These rights are protected by customary anti-dilution provisions.

     Triggering Events. If an acquiror obtains or has the right to obtain 15% or more of the outstanding shares of SDS common stock, except in connection with an offer which our board of directors has determined to be at a price that is fair and not inadequate and otherwise in the best interests of SDS and its stockholders, then each right will entitle the holder to purchase a number of shares of SDS common stock with a then current market value of $130 for $65, unless this amount is adjusted (in other words, having a value equal to two times the exercise price of the right).

     Each right will entitle the holder to purchase a number of shares of common stock of the acquiror having a then current market value of twice the exercise price of the right if an acquiror obtains 15% or more of the outstanding SDS common stock, and any of the following occurs:

     -  SDS merges into another entity;

     -  an acquiring entity merges into SDS; or

     -  SDS sells more than 50% of its assets or earning power.

     Under our rights agreement, any rights that are or were owned by an acquiror of more than 15% of our outstanding common stock will be null and void.

     After an acquiror obtains 15% or more, but less than 50%, of our outstanding common stock, our board of directors may, at its option, exchange all or part of the then outstanding and exercisable rights for common shares or preferred shares. If our board exercises this option, the exchange ratio is one common share or one one-hundredth of a preferred share per right, adjusted to reflect any stock split, stock dividend or similar transaction.

     Redemption Provisions. Our board of directors may, at its option, redeem all of the outstanding rights prior to 10 business days following the time that an acquiror obtains 15% or more of our outstanding common stock. The redemption price is $.01 per right, but this amount may be adjusted under some circumstances. The right to exercise the rights will terminate when our board of directors orders the redemption of the rights, and then the only right of the holders of the rights will be to receive the redemption price.

     Other Matters. Holders of rights have no rights as stockholders of SDS, including the right to vote or receive dividends, simply by virtue of holding the rights.

     The rights agreement may be amended by the board of directors without the approval of the holders of the rights prior to the date the rights separate from the common stock. However, after that date, the rights agreement may not be amended in any manner which would adversely affect the interests of the holders of the rights, excluding the interest of any acquiror. In addition, no amendment may be made at a time when the rights are not redeemable.

     The rights may have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire SDS. The rights, however, should not affect any potential acquiror willing to make an offer at a price that is fair and not inadequate and otherwise in the best interests of SDS and its stockholders. The rights should not interfere with any merger or other business combination approved by our board since our board may, at its option, at any time until 10 business days following the date a stockholder acquires 15% or more of our common stock, redeem all the rights. In addition, the rights should not interfere with a proxy contest.

CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS THAT MAY HAVE ANTI-TAKEOVER EFFECTS

     Our certificate of incorporation and bylaws contain provisions that could make it more difficult to acquire SDS by means of a tender offer, proxy contest or otherwise. The description set forth below is intended as a summary only. For complete information you should read our certificate of incorporation and bylaws that are filed as exhibits to the registration statement of which this prospectus is a part.

     Classified Board of Directors; Number of Directors. Our certificate of incorporation divides the board into three classes. Each class is to consist as nearly as possible of one-third of the directors. Each director serves for a term of three years and until his or her successor is elected and qualified. Under the certificate of incorporation, the number of directors constituting the entire board will be fixed from time to time by the board of directors, but the number cannot be less than six or more than nine (plus such number of directors, if any, as may be elected pursuant to the terms of any preferred stock that may be outstanding).

     Removal of Directors by Stockholders; Filling Vacancies. Delaware law provides that members of a classified board of directors may only be removed for cause, by a vote of the holders of a majority of the outstanding shares entitled to vote at an election of directors. The board of directors, acting by a majority vote of the directors then in office, may fill any newly created directorships or vacancies on the board of directors.

     No Stockholder Action by Written Consent; Special Meetings. Our certificate of incorporation provides that stockholders of SDS may not act by written consent and may only act at duly called meetings of stockholders. Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called only by a majority of the board of directors or by the chairman of the board of directors.

     Amendment of Bylaws. Our certificate of incorporation provides that the board of directors is authorized to amend our bylaws, subject to the right of the stockholders to amend them, but requires the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast by the outstanding shares entitled to vote thereon for stockholders to amend the bylaws.

     Stockholder Vote Required to Amend Certain Provisions of the Certificate of Incorporation. Our certificate of incorporation provides that the affirmative vote of at least two-thirds of the votes entitled to be cast by the outstanding shares entitled to vote thereon is required to amend the provisions of the certificate of incorporation referred to above relating to:

     -  the number and classification of directors;

     - the prohibition of stockholder action without a meeting and the call of special meetings;

     -  the amendment of the bylaws; and

     -  the super-majority voting requirements.

     Advance Notice Requirements for Stockholder Proposals and Director Nominees. Our bylaws require advance notice with regard to business proposed to be submitted by a stockholder at any annual or special meeting of our stockholders, including the nomination of candidates for election as directors. Notice of proposed stockholder business must be timely given in writing to our corporate secretary prior to the meeting. To be timely, notice relating to an annual meeting must be received at our principal executive offices not less than 60 days nor more than 90 days before the first anniversary of the prior year's annual meeting.

     Notice to us from a stockholder who proposes to nominate a person at a meeting for election as a director must contain all information relating to the person that is required to be disclosed in solicitations of proxies for election of directors, or as otherwise required, under the SEC's proxy rules, and must include the person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

     The chairman of a meeting of stockholders may determine that a person is not nominated in accordance with the nomination procedure, in which case the person's nomination will be disregarded. If the chairman of a meeting of stockholders determines that other business was not properly brought before the meeting in accordance with the bylaw procedures, that business will not be conducted at the meeting. Nothing in the nomination procedure or the business procedure will preclude discussion by any stockholder of any nomination or business properly made or brought before the annual or any other meeting in accordance with the applicable procedures.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW

     We are subject to Section 203 of the Delaware General Corporation Law.
Section 203 prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a three-year period following the time the stockholder becomes an interested stockholder, unless:

     - prior to that date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or

     - at or subsequent to that date, the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding stock which is not owned by the interested stockholder.

     An "interested stockholder" is generally defined as any person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's outstanding voting stock. A "business combination" is defined to include mergers, asset sales, and other specified transactions resulting in financial benefit to the interested stockholder.

     Under some circumstances, Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

                              BOOK-ENTRY ISSUANCE

     The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, the depositary or its nominee identified in the prospectus supplement relating to that series. The depositary will be The Depository Trust Company ("DTC") unless otherwise indicated in the applicable prospectus supplement for a series. Book-entry securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged for the individual securities that it represents, a book-entry security may not be transferred except as a whole to a nominee of the depositary or to a successor depositary or any nominee of the successor.

     DTC has advised us that it is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC. No fees or costs of DTC will be charged to you.

     Purchases of book-entry securities within the DTC system must be made by or through direct participants, which will receive a credit for the book-entry securities on DTC's records. The ownership interest of each actual purchaser of each book-entry security (Beneficial Owner) is in turn to be recorded on the direct and indirect participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the Beneficial Owners purchased book-entry securities. Transfers of ownership interests in the book-entry securities are to be accomplished by entries made on the books of participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in book-entry securities, except in the event that use of the book-entry system is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     To facilitate subsequent transfers, all book-entry securities deposited by participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of book-entry securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the book-entry securities; DTC's records reflect only the identity of the direct participants to whose accounts such book-entry securities are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

     We expect that conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to Beneficial Owners and the voting rights of direct participants, indirect participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the book-entry securities.

     Although voting with respect to the book-entry securities is limited to the holders of record of the book-entry securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to book-entry securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts such book-entry securities are credited on the record date (identified in a listing attached to the omnibus proxy).

     As long as the book-entry securities are held by DTC or its nominee and DTC continues to make its same-day funds settlement system available to us, all payments on the book-entry securities will be made by us in immediately available funds to DTC. We have been advised that DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment on book-entry securities to DTC is our responsibility or the responsibility of the relevant trustee (as applicable), disbursement of such payments to direct participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of direct and indirect participants.

     DTC may discontinue providing its services as securities depositary with respect to any securities at any time by giving reasonable notice to us or the indenture trustee. Under those circumstances, if we do not appoint a successor depositary within 90 days, we will issue individual definitive securities in exchange for all the global securities representing the debt securities or preferred stock. In addition, we may at any time and in our sole discretion determine not to have the debt securities or preferred stock represented by global securities and, in that event, will issue individual definitive securities in exchange for all the global securities representing them. Individual definitive debt securities so issued will be issued in denominations of $1,000 and any larger amount that is an integral multiple of $1,000 and registered in such names as DTC shall direct. Individual preferred securities will be issued in whole shares and registered in such names as DTC shall direct.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for the accuracy thereof. We do not have any responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                              PLAN OF DISTRIBUTION

     We may sell the securities from time to time

     -  directly to purchasers,

     -  through agents,

     -  through underwriters or dealers, or

     -  through a combination of these methods.

GENERAL

     Underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be "underwriters" as defined in the Securities Act. Any discounts or commissions they receive from us and any profits they receive on the resale of the offered securities may be treated as

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underwriting discounts and commissions under the Securities Act. We will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement.

AGENTS

     We may designate agents to sell the securities. The agents will agree to use their best efforts to solicit purchases for the period of their appointment. We may also sell securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us. These firms will remarket the securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the securities.

UNDERWRITERS

     If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions. These sales will be made at a fixed public offering price or at varying prices determined at the time of the sale. We may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters may include Credit Suisse First Boston Corporation.

     Unless the applicable prospectus supplement states otherwise, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless the applicable prospectus supplement says otherwise. Any initial public offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

DEALERS

     We may sell the offered securities to dealers as principals. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us at the time of resale.

DIRECT SALES

     We may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

INSTITUTIONAL PURCHASERS

     We may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

     We will enter into such delayed contracts only with institutional purchasers that we approve. These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

INDEMNIFICATION; OTHER RELATIONSHIPS

     We may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us in the ordinary course of business. This includes commercial banking and investment banking transactions.

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MARKET MAKING, STABILIZATION AND OTHER TRANSACTIONS

     Unless the applicable prospectus supplement states otherwise, each series of offered securities will be a new issue and will have no established trading market. We may elect to list any series of offered securities on an exchange. Any underwriters that we use in the sale of offered securities may make a market in such securities, but may discontinue such market making at any time without notice. Therefore, we cannot assure you that the securities will have a liquid trading market.

     Any underwriter may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Rule 104 under the Securities Exchange Act of 1934. Stabilizing transactions involve bids to purchase the underlying security in the open market for the purpose of pegging, fixing or maintaining the price of the securities. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

                                 LEGAL OPINIONS

     Quarles & Brady LLP, Milwaukee, Wisconsin, our legal counsel, will issue an opinion letter concerning the legality of the securities that we are offering in this prospectus. The legality of the securities offered by this prospectus will be passed upon for the underwriters, dealers and agents, if any, as set forth in the prospectus supplement.

                                    EXPERTS

     Our combined balance sheets as of September 30, 1999 and 2000, the related combined statements of income, stockholder's equity and cash flows for each of the years in the three-year period ended September 30, 2000, and the related financial statement schedule included in our annual report on Form 10-K for the fiscal year ended September 30, 2000, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the reports of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

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